Exhibit 99.2

For more information contact:    Robert J. DeFranco, Senior Vice President, Chief Financial Officer
www.bankrate.com    •    bdefranco@bankrate.com    •    561.630.1230

Reminder — Conference Call Today at 11:00 a.m. Eastern
Interactive Dial-In: 1-800-886-4674 (10 minutes before the call)

FOR IMMEDIATE RELEASE

BANKRATE REPORTS RECORD 3RD QUARTER AS EARNINGS SURGE
ON A 73% REVENUE INCREASE

-- Nine-Month Revenue Exceeds All of 2001, Reflecting a Robust Core Business --

NORTH PALM BEACH, FL, November 6, 2002 – Bankrate, Inc. (OTC BB: RATE), the Internet’s leading consumer banking marketplace, today reported a sharp net income increase to a record $1,628,000, or $0.11 per share on a diluted basis, for the third quarter ended September 30, 2002, from a loss of $379,000, or $0.03 per share, in the third quarter a year earlier. These results reflect Bankrate’s fourth consecutive profitable quarter as a result of strong advertiser demand and traffic patterns. Total revenue for the third quarter rose 73% to $7,243,000 from $4,189,000 in the third quarter of 2001.

The Company reported net income of $5,341,000, or $0.38 per share on a diluted basis, for the nine months ended September 30, 2002 compared to a net loss of $1,253,000, or $0.09 per share, for the comparable period in 2001. Excluding the non-cash gain on early extinguishment of debt of $2,022,000, or $0.14 per share, in the quarter ended March 31, 2002, the Company would have reported net income of $3,319,000, or $0.23 per share on a diluted basis, for the nine months ended September 30, 2002. Total revenue for the nine months ended September 30, 2002 rose 45% to $19,082,000 from $13,136,000 in the same period in 2001 and $18,257,000 for the year ended December 31, 2001.

Third Quarter Highlights

Bankrate continued to experience unprecedented strength in revenue in all categories, resulting in higher year-over-year and consecutive quarter revenue for the three-month period:

•	Total revenue of $7,243,000 was 73% higher than the third quarter a year earlier, and 17% higher than the second quarter of 2002.

•	Online publishing revenue of $6,265,000 was up $2,894,000, or 86%, over the 2001 third quarter, and 19% over the second quarter of 2002.

•	Hyperlink (rate table listings) revenue increased $1,082,000, or 85%, over the same quarter of 2001 and 7% over the second quarter of 2002.

•	Print publishing and licensing revenue of $978,000 was up $161,000, or 20%, over 2001 and was 5% above the $934,000 in the second quarter of 2002.

Commenting on Bankrate’s record third quarter and nine month results, President and CEO Elisabeth DeMarse said: “Our very robust core business continued to generate impressive results in the third quarter and year to date. We have benefited from increasing strength in demand for our services—both on and off line—which resulted in nine-month revenue exceeding total revenue for all of 2001. Our focus on profits has produced substantial earnings gains and the first profitable nine-month period in our history. As the brand leader in the online consumer banking marketplace, Bankrate.com continues to build extraordinary value for consumers, advertisers and our more than 80 online partners.”

For the sixth consecutive quarter, the Company generated cash from operations. Cash increased from $6,510,000 at March 31, 2002 to $8,378,000 at September 30, 2002, and the Company remains virtually debt-free. “Our strong balance sheet and cash flow have put us in the enviable position of being able to take advantage of opportunities that may present themselves to extend our product lines either through internal growth or by acquisition,” explained Bob DeFranco, Senior Vice President-Chief Financial Officer.

Additional third quarter highlights include new distribution agreements with The Wall Street Journal, The New York Times (NYSE: NYT) on the Web, and The New York Post. In addition, Bankrate renewed its partnership agreement with America Online. This relationship is one of Bankrate’s oldest, dating back to 1997.

Online publishing revenue for the three months ended September 30, 2002 and 2001 included barter revenue of $641,000 and $450,000, and represented approximately 9% and 11% of total revenue, respectively. Hyperlink revenue accounted for 42% of online publishing revenue, excluding barter revenue, for the three months ended September 30, 2002, compared to 44% for the comparable period in 2001 and 51% for the three months ended June 30, 2002.

Excluding barter revenue, gross margin improved from 65% for the three months ended September 30, 2001 to 71% for the same period in 2002. Barter expense was $619,000 and $450,000 for the three months ended September 30, 2002 and 2001, respectively.

Nine Month Highlights

•
Total revenue for the nine months ended September 30, 2002 of $19,082,000 was 45% higher than the $13,136,000 reported for the same period in 2001 and 5% higher than total revenue for the 12 months of 2001.

•	Online publishing revenue of $16,246,000 was $5,521,000, or 51%, above the first nine months of 2001.

•	Hyperlink revenue of $6,294,000 increased $3,002,000, or 91%, over the same period in 2001.

•	Print publishing and licensing revenue of $2,837,000 was $426,000, or 18%, higher than the $2,411,000 reported for the 2001 nine-month period.

Online publishing revenue for the nine months ended September 30, 2002 and 2001 included barter revenue of $2,403,000 and $1,915,000, and represented approximately 13% and 15% of total revenue, respectively. Hyperlink revenue accounted for 45% of online publishing revenue, excluding barter revenue, in the 2002 period compared to 37% in the 2001 period.

Excluding barter revenue, gross margin improved from 64% for the nine months ended September 30, 2001 to 70% for the same period in 2002. Excluding barter expense, operating expenses for the nine months ended September 30, 2002 of $8,375,000 were within $192,000, or 2%, of the comparable amount reported for the same period in 2001. Barter expense was $2,388,000 and $2,115,000 for the nine months ended September 30, 2002 and 2001, respectively.

Strong Advertising Demand and Traffic Patterns

“Historically, our first calendar quarter has been our highest in terms of page views, and we have typically experienced a slowdown in traffic during our third and fourth quarters. So far this year, certain traffic initiatives and expanded commitments from our distribution partners, as well as the favorable activity in mortgage lending, has caused increases in traffic inconsistent with our historical trends. Fortunately, the Company was positioned to monetize and drive those increases straight to the bottom line,” said DeMarse.

November 6 Conference Call Information

The Company has scheduled a teleconference on its third quarter results today at 11:00 am Eastern time. Please dial in (800) 886-4674 10 minutes prior to the start time.

A replay of the teleconference will be available through November 27 by calling 888-843-8996 (domestic) or 630-652-3044 (international) and entering the pass code 6343830.

About Bankrate, Inc.

Bankrate Inc. (OTC BB:RATE) owns and operates Bankrate.com, the Internet’s leading consumer banking marketplace. Averaging 3.3 million unique visitors per month, comScore Media Metrix ranked Bankrate.com first in unique visitors in the “Financial Information and Advice” category. Bankrate.com reviews more than 4,800 financial institutions in 173 markets in 50 states. Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes and small business finance. It is the leading aggregator of over 100 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com provides financial applications and information to a network of more than 80 partners, including MSN (NASDAQ: MSFT), Yahoo! (NASDAQ: YHOO), America Online (NYSE: AOL), CNN and Smart Money. Bankrate.com’s information is also distributed through more than 100 national and state publications.

Certain matters discussed in this press release are or may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. Such forward-looking statements include without limitation statements made with respect to future revenue, revenue growth, market acceptance of our products, and profitability. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: we have a history of losses and could run out of cash; we use barter transactions that do not generate cash; our success depends on Internet advertising revenue, interest rate volatility, establishing and maintaining distribution arrangements, and increasing brand awareness of our Web site; our markets are highly competitive; our Web site may encounter technical problems and service interruptions; we rely on the protection of our intellectual property; we may face liability for information on our Web site; future government regulation of the Internet is uncertain and subject to change; our ownership is heavily concentrated; our success may depend on management and key employees; we may encounter difficulties with future acquisitions; our results of operation may fluctuate significantly; and our stock price may be volatile in the future. These and additional important factors to be considered are set forth under “Item 1. Business—Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the other sections of our Annual Report on Form 10-K for the year ended December 31, 2001, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Financial Statements Follow

Bankrate, Inc.

Condensed Statements of Operations
(In thousands except per share data)
(Unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,

Revenue:	2002	2001	2002	2001
Online publishing	$6,265	$3,371	$16,246	$10,725
Print publishing and licensing	978	818	2,836	2,411

Total revenue	7,243	4,189	19,082	13,136

Cost of revenue:
Online publishing	1,148	751	2,965	2,427
Print publishing and licensing	746	552	2,086	1,596

Total cost of revenue	1,894	1,303	5,051	4,023

Gross margin	5,349	2,886	14,031	9,113

Operating expenses:
Sales	1,027	680	2,822	2,253
Marketing	840	476	2,730	2,273
Product development	365	360	1,047	1,047
General and administrative	1,346	1,546	3,723	4,177
Depreciation and amortization	174	165	441	547

	3,752	3,227	10,763	10,297

Income (loss) from operations	1,597	(341)	3,268	(1,184)
Interest income (expense), net	31	(38)	51	(69)
Gain on early extinguishment of debt	—	—	2,022	—

Income (loss) before income taxes	1,628	(379)	5,341	(1,253)
Income taxes	—	—	—	—

Net income (loss)	$1,628	$(379)	$5,341	$(1,253)

Basic and diluted net income (loss) per share:
Basic	$0.12	$(0.03)	$0.38	$(0.09)

Diluted	$0.11	$(0.03)	$0.38	$(0.09)

Weighted average common shares outstanding:
Basic	13,997	13,997	13,997	13,997
Diluted	14,566	13,997	14,151	13,997

	Selected Balance Sheet Data (In thousands)
	September 30, 2002 (Unaudited)	December 31, 2001
Cash and Cash equivalents	$8,378	$9,755
Accounts receivable, net	2,933	1,259
Other current assets	382	231
Total current assets	11,693	11,245
Total assets	$13,251	$12,526
Total current liabilities	$3,834	$3,381
Subordinated note payable	—	4,350
Total liabilities	3,927	8,544
Total stockholders’ equity	9,323	3,982
Total liabilities & stockholders’ equity	$13,251	$12,526